Exhibit 4(o)

SYSCO CORPORATION

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

THIRTEENTH SUPPLEMENTAL INDENTURE

Dated as of February 17, 2012

Supplementing the Indenture

dated as of June 15, 1995

THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of the 17th day of February, 2012, between SYSCO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Issuer”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), and the INITIAL GUARANTORS named on Schedule I hereto (each, an “Initial Guarantor,” and collectively, the “Initial Guarantors”);

WHEREAS, the Issuer has heretofore executed and delivered an Indenture dated as of June 15, 1995 (the “Original Indenture”) providing for the issuance by the Issuer from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”), and the Trustee is the successor trustee under the Original Indenture; and

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee (i) a First Supplemental Indenture dated as of June 27, 1995 providing for the issuance by the Issuer of $150,000,000 aggregate principal amount of 6 1/2% Senior Notes due June 15, 2005, (ii) a Second Supplemental Indenture dated as of May 1, 1996 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 7% Senior Notes due May 1, 2006, (iii) a Third Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, (iv) a Fourth Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $100,000,000 aggregate principal amount of 7.25% Senior Notes due April 15, 2007, (v) a Fifth Supplemental Indenture dated as of July 27, 1998 providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 6 1/2% Debentures due August 1, 2028, (vi) a Sixth Supplemental Indenture dated as of April 5, 2002 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.75% Notes due July 30, 2005, (vii) a Seventh Supplemental Indenture dated as of March 5, 2004 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.60% Senior Notes due March 15, 2014, (viii) an Eighth Supplemental Indenture dated as of September 22, 2005 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, (ix) a Ninth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 4.20% Senior Notes due February 12, 2013, (x) a Tenth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, (xi) an Eleventh Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, and (xii) a Twelfth Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039 (collectively, the “Prior Supplemental Indentures”)(the Original Indenture, as amended and supplemented by, and together with, the Prior Supplemental Indentures and this Thirteenth Supplemental Indenture, collectively the “Indenture”); and

WHEREAS, pursuant to Guarantee Agreements dated as of January 19, 2011, each of the Initial Guarantors agreed to unconditionally guarantee (the “Initial Guarantees”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on those of the Securities that remained outstanding and unpaid as of January 19, 2011 (the “Initial Guaranteed Securities”), when and as the same shall become due and payable according to the terms of such Initial Guaranteed Securities and as more fully described in the Indenture, and any other amounts payable under the Indenture; and

WHEREAS, the Issuer has requested that the Indenture be supplemented to reflect the Initial Guarantees, to add the Initial Guarantors as parties to the Indenture, and to provide for the possibility of additional guarantees (the “New Guarantees”) of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on any new Securities that may hereafter be issued under the Indenture, in the discretion of the Issuer and the Initial Guarantors upon any such issuance; and

WHEREAS, the Issuer, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 8.1 thereof, and pursuant to appropriate resolutions of the Board of Directors of the Issuer has duly determined to make, execute and deliver to the Trustee this Thirteenth Supplemental Indenture to the Original Indenture as permitted by Section 8.1 of the Original Indenture.

NOW, THEREFORE, THIS THIRTEENTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to reflect the Initial Guarantees, to add the Initial Guarantors as parties to the Indenture, and to provide for the possibility of New Guarantees, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Thirteenth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

1.1 Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless that term is otherwise defined herein.

1.2 Additional Definitions. From and after the date hereof, Section 1.1 of the Original Indenture shall be amended to include the following definitions:

“Guarantees” means (i) the Initial Guarantees, and (ii) any guarantee of one or more series of Securities as established pursuant to Section 2.3 or section 8.1.

“Guarantors” means the Initial Guarantors and any other Person who shall have become a Guarantor under this Indenture pursuant to Section 2.3 or Section 8.1, in each case unless and until a successor Person shall have been substituted for such Guarantor pursuant to the applicable provisions of this Indenture established pursuant to Section 2.3 or 8.1, at which time references to such Guarantor shall mean such successor person, provided that the term “Guarantor,” when used with respect to any Security or the Securities of any series, means the Persons who shall from time to time be the guarantors of such Security or the Securities of such series, respectively, as contemplated by Article XIII.

“Initial Guarantee Agreement” means the Guarantees signed by each Initial Guarantor dated as of January 19, 2011, in favor of The Bank of New York Mellon Trust Company, N.A., as trustee for the registered holders of the Initial Guaranteed Securities, the terms of which are set forth in the Form of Guarantee attached as Exhibit “A” hereto.

“Initial Guarantees” means the guarantees provided by the Initial Guarantors pursuant to the Initial Guarantee Agreement.

“Initial Guarantors” means the Persons listed on Schedule I.

ARTICLE II

GUARANTEES

2.1 New Guarantees Permitted. Section 2.3 of the Original Indenture is hereby amended by renumbering the current subsection 2.3(22) to become a new subsection 2.3(23) and inserting a new subsection 2.3(22) to read as follows:

“(22) whether the Securities of the series will be guaranteed by any Person or Persons (including the Initial Guarantors) and, if so, the identity of such Person or Persons, the terms and conditions upon which such Securities shall be guaranteed and, if applicable, the terms and conditions upon which such Guarantees may be subordinated to other indebtedness of the respective Guarantors.”

2.2 Term of the Guarantees. From and after the date hereof, the Indenture shall be amended to adding, immediately after Article XII thereof, a new Article XIII, which shall be as follows:

“ARTICLE XIII

GUARANTEES

Section 13.1. Guarantees.

The Securities of each series issued and outstanding as of January 19, 2011 have been guaranteed by the Initial Guarantors, on such terms and subject to such conditions as are set forth in the Initial Guarantee Agreement. The Securities of each series issued after January 20, 2011 shall be guaranteed by such Guarantors, and on such terms and subject to such conditions, as shall be established pursuant to Section 2.3 with respect to the Securities of such series. The Person(s) who shall initially be the Guarantors of the Securities of any series may, but need not, include any or all of the Initial Guarantors and may include any and all such other Persons as the Issuer, the Initial Guarantors and such Persons may determine; provided that prior to the initial issuance of Securities that are to be guaranteed by a Person that is not an Initial Guarantor (or, if provided by the terms of this Indenture, a successor to an Initial Guarantor), the parties hereto and such Person shall enter into a supplemental indenture pursuant to Section 2.3 hereof whereby such Person shall become a Guarantor under this Indenture.

The Guarantees shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction, except that the parties acknowledge that the Initial Guarantees are governed by the laws of the State of Delaware.

Anything in this Indenture, the Securities or any Guarantee to the contrary notwithstanding, the obligations of each Guarantor under its Guarantees and this Indenture shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor (including any other Guarantees), result in the obligations of such Guarantor under its Guarantees and this Indenture not constituting a fraudulent transfer or conveyance under any Bankruptcy Law or any similar federal, state or foreign law affecting the rights of creditors generally.

No Guarantee shall be valid and obligatory for any purpose with respect to any Security until the certificate of authentication or such Security shall have been signed by or on behalf of the Trustee.”

2.3 Schedule I. Schedule I to this Supplemental Indenture shall be incorporated into the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Thirteenth Supplemental Indenture or the proper authorization or the due execution hereof by the Issuer or any Initial Guarantor or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and the Initial Guarantors.

Except as expressly amended hereby, the Original Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Thirteenth Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

THIS THIRTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Thirteenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SYSCO CORPORATION

By:	/s/ Russell T. Libby
Name: Russell T. Libby
Title: Senior Vice President, General Counsel and Corporate Secretary

GUARANTORS (as listed on Schedule I)

By:	/s/ Russell T. Libby
Name: Russell T. Libby
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Marcella Burgess
Name: Marcella Burgess
Title: Vice President

SCHEDULE I

INITIAL GUARANTORS

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Lincoln Poultry & Egg Co.	Nebraska
Sysco Albany, LLC	Delaware
Sysco Arizona, Inc.	Delaware
Sysco Atlanta, LLC	Delaware
Sysco Austin, Inc.	Delaware
Sysco Baltimore, LLC	Delaware
Sysco Baraboo, LLC	Delaware
Sysco Boston, LLC	Delaware
Sysco Central Alabama, Inc.	Delaware
Sysco Central California, Inc.	California
Sysco Central Florida, Inc.	Delaware
Sysco Central Illinois, Inc.	Delaware
Sysco Central Pennsylvania, LLC	Delaware
Sysco Charlotte, LLC	Delaware
Sysco Chicago, Inc.	Delaware
Sysco Cincinnati, LLC	Delaware
Sysco Cleveland, Inc.	Delaware
Sysco Columbia, LLC	Delaware
Sysco Connecticut, LLC	Delaware
Sysco Denver, Inc.	Colorado
Sysco Detroit, LLC	Delaware
Sysco Eastern Maryland, LLC	Delaware
Sysco Eastern Wisconsin, LLC	Delaware
Sysco Grand Rapids, LLC	Delaware
Sysco Gulf Coast, Inc.	Delaware
Sysco Hampton Roads, Inc.	Delaware
Sysco Houston, Inc.	Delaware
Sysco Idaho, Inc.	Idaho
Sysco Indianapolis, LLC	Delaware
Sysco Intermountain, Inc.	Delaware
Sysco Iowa, Inc.	Delaware
Sysco Jackson, LLC	Delaware
Sysco Jacksonville, Inc.	Delaware
Sysco Kansas City, Inc.	Missouri
Sysco Knoxville, LLC	Delaware
Sysco Las Vegas, Inc.	Delaware
Sysco Lincoln, Inc.	Nebraska
Sysco Long Island, LLC	Delaware
Sysco Los Angeles, Inc.	Delaware
Sysco Louisville, Inc.	Delaware
Sysco Memphis, LLC	Delaware
Sysco Metro New York, LLC	Delaware
Sysco Minnesota, Inc.	Delaware
Sysco Montana, Inc.	Delaware

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Nashville, LLC	Delaware
Sysco New Mexico, LLC	Delaware
Sysco New Orleans, LLC	Delaware
Sysco North Dakota, Inc.	Delaware
Sysco Northern New England, Inc.	Maine
Sysco Philadelphia, LLC	Delaware
Sysco Pittsburgh, LLC	Delaware
Sysco Portland, Inc.	Delaware
Sysco Raleigh, LLC	Delaware
Sysco Sacramento, Inc.	Delaware
Sysco San Antonio, Inc.	Delaware
Sysco San Diego, Inc.	Delaware
Sysco San Francisco, Inc.	California
Sysco Seattle, Inc.	Delaware
Sysco South Florida, Inc.	Delaware
Sysco Southeast Florida, LLC	Delaware
Sysco Spokane, Inc.	Delaware
Sysco St. Louis, LLC	Delaware
Sysco Syracuse, LLC	Delaware
Sysco USA I, Inc.	Delaware
Sysco USA II, LLC	Delaware
Sysco Ventura, Inc.	Delaware
Sysco Virginia, LLC	Delaware
Sysco West Coast Florida, Inc.	Delaware

EXHIBIT A

FORM OF GUARANTEE

THIS GUARANTEE (as amended from time to time, this “Guarantee”), dated as of this _____ day of _________, 20__, is made by [name of subsidiary guarantor], a [state] [corporation / limited liability company] (the “Guarantor”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) for the registered holders (collectively, the “Holders”) of certain unsecured debentures, notes or other evidences of indebtedness (collectively, the “Securities”) of Sysco Corporation, a Delaware corporation (the “Issuer”), issued from time to time under the Indenture, dated June 6, 1995, by and between the Issuer and the Trustee (as successor trustee), as amended by Third Supplemental Indenture, dated as of April 25, 1997, providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, Fifth Supplemental Indenture, dated as of July 27, 1998, providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 61/2% Debentures due August 1, 2028, Seventh Supplemental Indenture, dated as of March 5, 2004, providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.60% Senior Notes due March 15, 2014, Eighth Supplemental Indenture, dated as of September 22, 2005, providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, Ninth Supplemental Indenture, dated as of February 12, 2008, providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 4.20% Senior Notes due February 12, 2013, Tenth Supplemental Indenture, dated as of February 12, 2008, providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, Eleventh Supplemental Indenture, dated as of March 17, 2009, providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, Twelfth Supplemental Indenture, dated as of March 17, 2009, providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039, and Thirteenth Supplemental Indenture, dated as of February 17, 2012 (collectively, as amended, modified or supplemented from time to time, the “Indenture”).

W I T N E S S E T H:

SECTION 1. Guarantee.

(a) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Securities (the “Obligations”), when and as the same shall become due and payable according to the terms of the Securities and as more fully described in the Indenture, and any other amounts payable under the Indenture.

(b) It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11 of the U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Securities with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(i) any lack of validity, enforceability or genuineness of any provision of the Indenture, the Securities or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, any or all of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations;

(iv) the absence of any action to enforce same, or any waiver or consent by any Holder with respect to any provisions of the Indenture; or

(v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

SECTION 3. Ranking. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured obligation of the Guarantor ranking pari passu with all existing and future unsecured indebtedness of the Guarantor.

SECTION 4. Waiver; Subrogation.

(a) The Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to this Guarantee and any requirement that the Trustee, or the Holders of any Securities protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other person or any collateral.

(b) The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee, or the Holders of any Securities against the Issuer or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Securities and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Indenture and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Guarantee and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits.

SECTION 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of the Securities to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into the Guarantor and (iii) payment in full of the Obligations, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Securities, the Trustee, and by their respective successors, transferees, and assigns. This is a Guarantee of payment and not a guarantee of collection.

SECTION 7. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of the Securities or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

SECTION 8. Severability; Amendment. If any provision of this Guarantee or any application hereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any Holder of the Securities; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of the Securities, then (i) the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of Securities) shall be required and (ii) Guarantor shall give written notice of any such change to any nationally recognized statistical ratings organization that, at the time such amendment is put into effect, has provided then-current ratings applicable to any of the Obligations.

SECTION 9. Notices. All communications and notices hereunder shall be made in writing and deemed to have been duly given if mailed or transmitted by any standard form of telecommunication to Guarantor at:

[Name of Subsidiary Guarantor]

c/o Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Facsimile: 281-584-2510

Attn: General Counsel

SECTION 10. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of Delaware.

[Signature on following page.]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:___________________________________________
Name:
Title: